CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$13,732,800	$1,873.15

(1)   Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

August 2013 Final Terms No. 101 Registration Statement No. 333-190038 Dated August 16, 2013 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due August 22, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.85% of the stated principal amount with respect to each quarterly determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment. However, if on any determination date the closing price of the underlying stock is less than the initial share price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of receiving shares of the underlying stock, if the securities are not redeemed prior to maturity and the closing price of the underlying stock is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying stock and, if the securities are physically settled, the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity and investors could lose their entire investment in the securities. Investors will not participate in any appreciation of the underlying stock. The securities are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes Program. The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlying stock:	Potash Corporation of Saskatchewan Inc. common stock
Aggregate principal amount:	$13,732,800
Stated principal amount:	$10 per security
Issue price:	$10 per security (See “Commissions and Issue Price” below)
Pricing date:	August 16, 2013 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	August 21, 2013 (3 business days after the pricing date)
Maturity date:	August 22, 2014
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final share price is less than the downside threshold level:

at our option, per $10 security, (i) a number of shares of the underlying stock equal to the exchange ratio, each as of the final determination date (the “physical delivery amount”)*, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final share price.

(Key Terms continued on the next page)

Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per Securities	$10	$10	$.15	$9.85
Total	$13,732,800	$13,732,800	$205,992	$13,526.808
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.672 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this pricing supplement.
(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.15 for each security they sell. See “Supplemental Plan of Distribution.”

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 of this pricing supplement and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - The Securities are Subject to the Credit Risk of the Issuer, Barclays Bank PLC” in this pricing supplement.

Prospectus dated July 19, 2013        Prospectus Supplement dated July 19, 2013

See “Additional Terms of the Securities” on page 3 of this pricing supplement. The securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and this pricing supplement. See “Risk Factors” on page 8 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the securities.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination dates:	November 19, 2013, February 19, 2014, May 19, 2014 and August 19, 2014 (subject to postponement if a market disruption event occurs or is continuing with respect to the underlying stock on any determination date). We also refer to August 19, 2014 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Final share price:	The closing price of the underlying stock on the final determination date*
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:

•  If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.285 of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Exchange ratio:	The stated principal amount divided by the initial share price
Downside threshold level:	$22.79, which is equal to 75% of the initial share price (rounded to the nearest hundredth)
Initial share price:	$30.39, which is the closing price of the underlying stock on the pricing date*
Final share price:	The closing price of the underlying stock on the final determination date*
CUSIP/ISIN:	06742D358/US06742D3585
Listing:	The securities will not be listed on any securities exchange.

* The physical delivery amount, the initial share price of the underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Additional Terms of the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This pricing supplement, together with the documents listed below, contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period,

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this pricing supplement.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Three Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 6.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Hypothetical Examples

The below examples are based on the following terms:

Initial Share Price:	$30.39
Downside Threshold Level:	$22.79, which is 75% of the initial share price
Exchange Ratio:	0.32906, which is the stated principal amount divided by the initial share price
Contingent Quarterly Payment:	$0.285 (2.85% of the stated principal amount).
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the initial share price of $30.39 on one of the first three determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$30.39	—*	$10.285	$23.96	$0.285	N/A
#2	N/A	N/A	N/A	$18.93	$0	N/A
#3	N/A	N/A	N/A	$36.98	—*	$10.285
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* The Early Redemption Payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.285 = $10.285

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the determination closing price on the third determination date is greater than the initial share price. As the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.285 with respect to such determination date. Following the third determination date, you receive an early redemption payment of $10.285, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

contingent payments. Further, although the underlying stock has appreciated by 25% from its initial share price on the third determination date, you only receive $10.285 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$18.234	$0	N/A	$18.234	$0	N/A
#2	$15.195	$0	N/A	$15.195	$0	N/A
#3	$12.156	$0	N/A	$12.156	$0	N/A
Final Determination Date	$15.195	$0	N/A	$27.351	—*	N/A
Payment at Maturity	$5.00			$10.285

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold level, investors will receive a number of shares of the underlying stock per $10 security equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.32906 shares of the underlying stock = the exchange ratio times the final share price = 0.32906 x $15.195 = $5.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing price of the underlying stock decreases to a final share price of $26.62. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.285 = $10.285

In this example, although the final share price represents approximately a 10% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.285 per security at maturity.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Risk Factors

An investment in the Securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. Investing in the Securities is not equivalent to investing directly in the common stock of Potash Corporation of Saskatchewan Inc.. The following is a non-exhaustive list of certain key risk factors for investors in the Securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;
•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”
▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than 75% of the stated principal amount and could be zero.
▪	The contingent quarterly payment is based solely on the determination closing price or the final share price, as applicable. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.
▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level. If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.
▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlying stock is above the downside threshold level.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and there is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are called prior to the maturity date..
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:
o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,
o	whether the determination closing price has been below the downside threshold level on any determination date,
o	dividend rates on the underlying stock,
o	interest and yield rates in the market,
o	time remaining until the securities mature,
o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,
o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and
o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Potash Corporation of Saskatchewan Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.
▪	Investing in the securities is not equivalent to investing in the common stock of Potash Corporation of Saskatchewan Inc.. Investors in the securities will not own the underlying stock or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with Potash Corporation of Saskatchewan Inc.. Potash Corporation of Saskatchewan Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Potash Corporation of Saskatchewan Inc. in connection with this offering.
▪	Single equity risk. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.
▪	We may engage in business with or involving Potash Corporation of Saskatchewan Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Potash Corporation

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

of Saskatchewan Inc. without regard to your interests and thus may acquire non-public information about Potash Corporation of Saskatchewan Inc.. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Potash Corporation of Saskatchewan Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.
▪	The securities will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the securities. We do not intend to list the securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. Accordingly, you should be willing to hold your securities to maturity.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the securities in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the securities from you in secondary market transactions will likely be lower than the price you paid for the securities, and any sale prior to the maturity date could result in a substantial loss to you.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.
▪	The calculation agent will make determinations with respect to the securities. As calculation agent, among other things, Barclays Bank PLC will determine the initial share price, the determination closing prices, the downside threshold level, the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
▪	Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the price of the underlying stock could close below the downside threshold level on the valuation date of the securities. This greater expected risk will generally be reflected in a higher contingent quarterly payment for that security. However, while the contingent quarterly payment is set on the pricing date, the underlying stock’s volatility may change significantly over the term of the securities. The price of the underlying stock for your securities could fall sharply, which could result in a significant loss of principal.
▪	Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.
▪	In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlying stock. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.
▪	The U.S. federal income tax treatment of an investment in the securities is uncertain. The U.S. federal income tax treatment of the securities is uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the securities at a rate that may exceed the contingent quarterly payments (if any) that you receive on the securities and whether all or part of the gain you may recognize upon the sale, exchange, early redemption or maturity of an instrument such as the securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the securities even if you do not receive any payments with respect to the securities until early redemption or maturity and (ii) require you to accrue income in respect of the securities in excess of any contingent quarterly payments you receive on the securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent quarterly payments and capital loss (if any) upon the sale, exchange, early redemption or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.
▪	The estimated value of your securities might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities a result of certain factors, such as any sales

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and expected development and other costs which we may incur in connection with the securities.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions which may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc. Overview

According to publicly available information, Potash Corporation of Saskatchewan Inc. (the “Company”) is a large integrated fertilizer and related industrial and feed products company by capacity. In 2012, the Company estimates their potash operations represented 15% of global production and 20% of global potash capacity. In 2012, the Company estimates their phosphate operations produced 5% of world phosphoric acid production. In 2012, Company estimates their nitrogen operations produced 2% of the world’s ammonia production. The Company owns and operates five potash mines in Saskatchewan and one in New Brunswick.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-10351, or its CIK Code: 0000855931. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “POT”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information as of market close on August 16, 2013:

Bloomberg Ticker Symbol:	POT	52 Week High (on 08/16/2012):	$44.50
Current Stock Price:	$30.39	52 Week Low (on 08/02/2013):	$28.91
52 Weeks Ago:	$44.50

The following graph sets forth the daily closing values of the underlying stock for the period of January 2, 2008 through August 16, 2013. The related table sets forth the published high, low and period end closing prices of the underlying stock for each quarter in the same period. The closing price of the underlying stock on August 16, 2013 was $30.39. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Shares of Potash Corporation of Saskatchewan Inc.	High ($)	Low ($)	Period End ($)
2008
First Quarter	54.76	40.01	51.74
Second Quarter	79.83	52.93	76.19
Third Quarter	76.17	43.90	44.00
Fourth Quarter	42.68	16.53	24.41
2009
First Quarter	30.40	22.10	26.94
Second Quarter	39.29	26.54	31.02
Third Quarter	33.19	28.04	30.11
Fourth Quarter	40.99	28.48	36.17

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Shares of Potash Corporation of Saskatchewan Inc.	High ($)	Low ($)	Period End ($)
2010
First Quarter	42.33	33.12	39.78
Second Quarterr	39.17	28.75	28.75
Third Quarter	50.16	28.20	48.01
Fourth Quarter	51.61	44.88	51.61
2011
First Quarter	63.31	51.97	348.78
Second Quarter	61.44	50.97	56.99
Third Quarter	61.82	43.22	43.22
Fourth Quarter	50.92	38.58	41.28
2012
First Quarter	47.45	41.71	45.69
Second Quarter	46.75	37.44	43.69
Third Quarter	45.84	40.33	43.42
Fourth Quarter	43.69	37.28	40.69
2013
First Quarter	43.67	38.60	39.25
Second Quarter	43.78	38.02	38.13
Third Quarter (through August 16, 2013)	39.86	28.91	30.39

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Potash Corporation of Saskatchewan Inc. common stock – Daily Closing Prices January 2, 2008 to August 16, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	One business day prior to the related contingent payment date.
No fractional shares:	At maturity, if the payment on the securities, if any, is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.
Postponement of maturity date and contingent payment dates:	The maturity date and any contingent payment date will be postponed if the final relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such relevant determination date. In such a case, the contingent payment date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date; provided that the relevant determination date may not be postponed to a date later than the originally scheduled contingent payment date or maturity date, as the case may be, or if the originally scheduled contingent payment date or maturity date, as the case may be, is not a business day, later than the first business day after the originally scheduled contingent payment date or maturity date, as the case may be. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.
Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final determination date, the initial share price, the final share price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•        For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•        For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 securities
Tax considerations:

The material tax consequences of your investment in the securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your securities in the initial issuance of the securities). In addition, this discussion does not apply to you if you purchase your securities for less than the principal amount of the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below. Pursuant to the terms of the securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your securities as a contingent income-bearing derivative contract with respect to the underlying stock.

If your securities are properly treated as a contingent income-bearing derivative contract, it would be reasonable (i) to treat any contingent quarterly payments you receive on the securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your securities (subject to the discussion below regarding the receipt of shares of the underlying stock at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the securities for U.S. federal income tax purposes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. In addition, it is possible that you should recognize ordinary income upon the sale of your securities to the extent of the portion of the sale proceeds that relates to accrued contingent quarterly payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent quarterly payments and capital loss

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

(if any) upon the sale, exchange, early redemption or maturity of your securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the underlying stock upon the maturity of the securities, such loss may be deferred (as described in the following paragraph).

If you receive shares of the underlying stock upon the maturity of your securities, it is not clear whether the receipt of shares of the underlying stock should be treated as (i) a taxable settlement of the securities followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the securities. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the underlying stock upon the maturity of your securities. If the receipt of the shares is treated as a taxable settlement of the securities followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the securities, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the underlying stock upon the maturity of your securities is treated as a tax-free purchase of the shares, (i) the receipt of shares of the underlying stock upon maturity of your securities should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your securities (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such securities, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your securities will be equal to the price you paid for the securities. Your holding period in the shares you receive upon the maturity of your securities will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your securities in the manner described above. This opinion assumes that the description of the terms of the securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the securities, possibly with retroactive effect. Other alternative treatments for your securities may also be possible under current law. For example, it is possible that the securities could be treated as a debt instruments that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the securities over their term based on the comparable yield and projected payment schedule for the securities and pay tax accordingly, even though these amounts may exceed the contingent quarterly payments (if any) that are made on the securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, exchange, early redemption or maturity of the securities would be taxed as ordinary interest income and any loss you may recognize on the sale, exchange, early redemption or maturity of the securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying stock that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your securities should end on the date on which the amount you are entitled to receive upon the maturity of your securities is determined, even though you may not receive any amounts from us in respect of your securities prior to the maturity of your securities. In such case, if the date on which the amount you are entitled to receive upon the maturity of your securities is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your securities that is not in excess of one year even if you receive cash upon the maturity of your securities at a time that is more than one year after the beginning of your holding period.

You should consult your tax advisor with respect to these possible alternative treatments.

Contingent Income Auto-Callable Securities due August 21, 2014

Based on the Performance of the Common Stock of Potash Corporation of Saskatchewan Inc.

For a further discussion of the tax treatment of your securities and the contingent quarterly payments to be made on the securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the securities. For additional, important considerations related to tax risks associated with investing in the securities, you should also examine the discussion in “Risk Considerations—The U.S. federal income tax treatment of an investment in the securities is uncertain”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent quarterly payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent quarterly payments it makes to you if there is any possible characterization of the contingent quarterly payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”)) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital Inc. at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

This pricing supplement represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.15 for each security they sell. We expect that delivery of the securities will be made against payment for the securities on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.